UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 1, 2016

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas  77515

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2016, Benchmark Electronics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Paul J. Tufano, the Company’s President and Chief Executive Officer.

The term of the Employment Agreement concludes on December 31, 2018 (the “Initial Term”), subject to a one-year extension if elected by the Company and approved by Mr. Tufano.  The Employment Agreement provides for an annual base salary of $1,000,000, an annual target bonus opportunity of 115% of annual base salary and a maximum bonus opportunity of 230% of annual base salary.

The agreement contemplates an award of performance-based restricted stock units in March 2017 with a grant date fair value of $1,800,000 and vesting based on a single two-year performance period ending on December 31, 2018.  All of Mr. Tufano’s outstanding equity incentive awards would vest and any applicable performance criteria would be deemed satisfied at target levels in the event of his death or disability.

In the event the Company terminates Mr. Tufano’s employment without “cause” or Mr. Tufano terminates his employment for “good reason” (in each case as defined in the Employment Agreement), Mr. Tufano would be entitled to receive a lump-sum cash payment equal to the lesser of (x) and (y), where (x) equals two times the sum of (1) Mr. Tufano’s annual base salary at the time of his termination plus (2) the greater of (A) his target bonus for the year in which the termination date occurs and (B) the last annual bonus paid to Mr. Tufano prior to the termination date (the sum of (1) and (2), the “Total Cash Amount”), and (y) equals two times the Total Cash Amount multiplied by a fraction,the numerator of which is the number of days remaining in the Initial Term following the termination date (if any) and the denominator of which is 365.  In addition, Mr. Tufano would be entitled to pro-rated accelerated vesting of all service or time-based restricted stock units held on the termination date, based on the number of days elapsed in the Initial Term prior to the termination date, and all of his unvested performance-based awards would be forfeited.

In the event the Company terminates Mr. Tufano’s employment without “cause” or Mr. Tufano terminates his employment for “good reason” within the three-month period immediately preceding or the 24-month period immediately following a change in control of the Company, then Mr. Tufano would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount and Mr. Tufano would be entitled to full accelerated vesting of all outstanding service and time-based restricted stock units and his performance-based awards would vest based on performance actually achieved as measured through the termination date.

In either case the Company would also pay for the portion of the premium cost for Mr. Tufano’s group health insurance coverage that the Company would pay if Mr. Tufano had remained employed by the Company for a period of 18 consecutive months after the termination date, or until such earlier time at which Mr. Tufano becomes eligible for similar benefits by reason of new employment or is otherwise no longer eligible for continued coverage under applicable law.

The foregoing severance payments and benefits are subject to Mr. Tufano’s execution of a release of claims against the Company.  The Employment Agreement includes covenants restricting Mr. Tufano’s ability to compete with the Company or solicit the Company’s customers or employees for a two-year period following the termination date.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.   Financial Statements and Exhibits.

                (d)  Exhibits

Exhibit 10.1                  Employment Agreement dated December 1, 2016 between the Company and Paul J. Tufano.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: December 7, 2016	By: /s/ Donald F. Adam
Donald F. Adam
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated December 1, 2016 between the Company and Paul J. Tufano.